SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934



Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to  (S)240.14a-11(c) or  (S)240.14a-12



                            HSBC MUTUAL FUNDS TRUST
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):

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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.
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     4)  Date Filed:

                           [PASTE-UP LETTERHEAD HERE]


                                                          August 21, 1998


Dear Valued Shareholder:

        The enclosed proxy materials relate to a Special Meeting of Shareholders of the HSBC International Equity Fund (the "Fund"), a series of HSBC Mutual Funds Trust, to be held on September 25, 1998 at 10:00 a.m., local time, at the Fund's offices at 3435 Stelzer Road, Columbus, Ohio 43219 (the "Meeting").

        At the Meeting, Shareholders will be asked to approve a New Sub-Advisory Agreement (the "New Sub-Advisory Agreement") between HSBC Asset Management Americas Inc., the current investment adviser to the Fund, and Delaware International Advisers Ltd. ("Delaware International"). The Fund's Board of Trustees unanimously voted to replace the Current Sub-Advisers with Delaware International, to serve as Sub-Adviser effective September 25, 1998. The Trustees are recommending that Shareholders approve the New Sub-Advisory Agreement with Delaware International at the Meeting.

       Shareholders will also be asked at the Meeting to approve changes to the Fund's investment objective and eliminate three investment restrictions from the Fund's fundamental investment policies. The Trustees are also recommending that Shareholders approve each of these changes to the Fund's investment objective and policies.

        Although the Trustees would like very much to have you attend the Meeting, they realize that this is not always possible. Whether or not you plan to be present at the Meeting, YOUR VOTE IS NEEDED. PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

        Your Trustees look forward to seeing you at the Meeting or receiving your proxy so your shares may be voted at the Meeting.

                                                   Sincerely yours,

                                                   /s/ Walter B. Grimm
                                                   ---------------------------

                                                   Walter B. Grimm
                                                   President



SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE SO AS TO BE REPRESENTED AT THE MEETING.


Thank you for your cooperation and prompt attention to this matter.

                  PRELIMINARY COPIES FOR USE OF THE SECURITIES
                          AND EXCHANGE COMMISSION ONLY


              HSBC MUTUAL FUNDS TRUST : INTERNATIONAL EQUITY FUND
                               3435 STELZER ROAD
                              COLUMBUS, OHIO 43219

                   NOTICE OF SPECIAL  MEETING OF SHAREHOLDERS
                          TO BE HELD ON SEPTEMBER 25, 1998



To the Shareholders:

     Notice is hereby given that a Special Meeting of Shareholders of the HSBC International Equity Fund (the "Fund"), a series of HSBC Mutual Funds Trust (the "Trust"), will be held at the offices of the Fund at 3435 Stelzer Road, Columbus, Ohio 43219 at 10:00 a.m. Eastern Daylight Time, on September 25,1998, for the following purposes:

     1. Approve a new Sub-Advisory Agreement between HSBC Asset Management Americas Inc., the Investment Adviser to the Fund, and Delaware International Advisers Ltd. ("Delaware International"), a new sub-adviser for the Fund as described in the attached Proxy Statement.

     2. Approve a change to the investment objective of the Fund to seek to provide investors with long-term capital appreciation by investing, under ordinary market conditions, at least 65% of its total assets in equity securities (including American, European and Global Depositary Receipts) issued by companies based outside the United States.

     3. Approve a change in the investment policies of the Fund to remove the restriction on the Fund purchasing securities of any company with a record of less than three years' continuous operation if such purchase would cause the Fund's investments in all such companies taken at cost to exceed 5% of the Fund's total assets taken at market value.

     4. Approve a change in the investment policies of the Fund to remove the restriction on the Fund investing in warrants in excess of 5% of the Fund's net assets, and to remove the restriction on the Fund investing in warrants which are listed on the New York or American Stock Exchanges in excess of 2% of the Fund's net assets.

     5. Approve a change in the investment policies of the Fund to remove the restriction on the Fund purchasing or retaining securities of any company which the officers and trustees of the Trust and officers and directors of the Adviser who individually own more than 1/2 of 1% of the securities of that company, together own beneficially more than 5% of such securities.

     6. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     The Board of Trustees of the Fund has fixed the close of business on August 6, 1998 as the record date for the determination of Shareholders entitled to notice of and to vote at the meeting.

                                    By Order of the Board of  Trustees

                                    /s/ Robert L. Tuch

                                    Robert L. Tuch
                                    Assistant Secretary

August 21, 1998

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.

                  PRELIMINARY COPIES FOR USE OF THE SECURITIES
                          AND EXCHANGE COMMISSION ONLY


               HSBC MUTUAL FUNDS TRUST: INTERNATIONAL EQUITY FUND
                               3435 Stelzer Road
                              Columbus, Ohio 43219
                        SPECIAL MEETING OF SHAREHOLDERS
                              September 25, 1998

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of the HSBC Mutual Funds Trust (the "Trust") to be voted at a Special Meeting of Shareholders ("Shareholders") of the HSBC International Equity Fund (the "Fund"), a separate series of the Trust, to be held on Friday, September 25, 1998, at 10:00 a.m. Eastern Daylight Time at the offices of the Fund at 3435 Stelzer Road, Columbus, Ohio 43219, and at any
adjournments thereof (collectively, the "Meeting").   A Notice of Special
Meeting of Shareholders and proxy card accompany this Proxy Statement. This Proxy Statement is being mailed to the Shareholders on or about August 21, 1998.

     At the Meeting, Shareholders will be asked to consider and vote upon five different proposals.

     Proposal 1 relates to the selection of Delaware International Advisers Ltd. as the investment sub-adviser to the Fund.

     1. Approve a new Sub-Advisory Agreement between HSBC Asset Management Americas Inc., the Investment Adviser to the Fund, and Delaware International Advisers Ltd. ("Delaware International"), a new sub-adviser for the Fund.

     Proposal 2 relates to modifying the Fund's investment objective. Proposals 3 through 5 relate to updating certain fundamental investment policies of the HSBC International Equity Fund to provide the Fund greater investment flexibility. Approval of a change to the Fund's investment objective or to one of the Fund's fundamental investment policies requires Shareholder approval. The specifics of Proposals 2 through 5 are as follows:

     2. Approve a change to the investment objective of the Fund to seek to provide investors with long-term capital appreciation by investing, under ordinary market conditions, at least 65% of its total assets in equity securities (including American, European and Global Depositary Receipts) issued by companies based outside of the United States. Currently, the International Equity Fund seeks to invest at least 80% of its total assets in equity securities (including American and European Depositary Receipts) issued by companies based outside of the United States.

     3. Approve a change in the investment policies of the Fund to remove the restriction on the Fund purchasing securities of any company with a record of less than three years' continuous operation if such purchase would cause the Fund's investments in all such companies taken at cost to exceed 5% of the Fund's total assets taken at market value.

     4. Approve a change in the investment policies of the Fund to remove the restriction on the Fund investing in warrants in excess of 5% of the Fund's net assets, and to remove the restriction on the Fund investing in warrants which are listed on the New York or American Stock Exchanges in excess of 2% of the Fund's net assets.

     5. Approve a change in the investment policies of the Fund to remove the restriction on the Fund purchasing or retaining securities of any company which the officers and trustees of the Trust and officers and directors of the Adviser who individually own more than 1/2 of 1% of the securities of that company, together own beneficially more than 5% of such securities.

     6. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Proxy solicitations will be made, beginning on or about August 21, 1998, primarily by mail, but proxy solicitations also may be made by telephone, facsimile or personal interviews conducted by officers and employees of the Fund as well as by BISYS Fund Services ("BISYS"). BISYS acts as the distributor, administrator and transfer agent of the Fund. BISYS is located at 3435 Stelzer Road, Columbus, Ohio 43219. The costs of proxy solicitation and expenses incurred in connection with the preparation of this Proxy Statement and its enclosures will be paid by the Fund.

     The Trust's Annual Report to Shareholders for the fiscal year ended December 31, 1997, containing audited financial statements, may be obtained, without charge, by calling 1-800-634-2536 or mailing your request to: HSBC Mutual Funds Trust,c/o BISYS Fund Services, 3435 Stelzer Road, Columbus, Ohio 43219.

     The HSBC International Equity Fund consists of two classes of shares, a Service Class and an Institutional Class. Each class of shares has an unlimited number of shares of beneficial interest in the Fund (the "Shares"), each Share
having a par value of  $.001.   Each Share outstanding on the record date is
entitled to one vote on all matters submitted to Shareholders at the Special Meeting, with pro rata voting rights for any fractional shares. The tellers appointed for the Special Meeting will count the total number of votes cast FOR approval of the proposals for purposes of determining whether sufficient affirmative votes have been cast.

     On August 6, 1998, the record date, there were 24,246.640 Service Class Shares outstanding and 6,031,448.345 Institutional Class Shares outstanding. The Fund's trustees and officers beneficially own (individually and as a group) less than 1% of the outstanding shares of the Institutional Class and less than 1% of the outstanding shares of the Service Class as of August 6, 1998.

PROPOSAL 1: APPROVE A NEW SUB-ADVISORY AGREEMENT BETWEEN HSBC ASSET MANAGEMENT AMERICAS INC. AND DELAWARE INTERNATIONAL ADVISERS LTD. FOR THE HSBC INTERNATIONAL EQUITY FUND.

     The Trustees recommend that the Shareholders of the HSBC International Equity Fund approve a new sub-advisory agreement (the "New Sub-Advisory Agreement") between HSBC Asset Management Americas Inc. (the "Adviser") and Delaware International Advisers Ltd. ("Delaware International"). Shareholders are asked to approve the New Sub-Advisory Agreement in accordance with the requirements of the Investment Company Act of 1940, as amended (the "1940 Act"). The New Sub-Advisory Agreement is similar in all material respects to the current sub-advisory agreements (collectively the "Current Sub-Advisory Agreements"), in effect between the Adviser and HSBC Asset Management Europe Ltd., HSBC Asset Management Hong Kong Ltd., HSBC Asset Management (Japan) KK, HSBC Asset Management Singapore and HSBC Asset Management Australia Limited (collectively the "Current Sub-Advisers"), except for the fee allocated to the sub-advisers and the effective and termination dates. Actual advisory fees paid by the Fund will be higher under the new sub-advisory arrangement because the Adviser and Delaware International, collectively, will waive a smaller percentage of their earned fees than the Adviser and Current Sub-Advisers have voluntarily waived in the past. See the "Sub-Advisory Fees" section below for a full discussion of current and pro forma fees under the New Sub-Advisory
Agreement.   A copy of the New Sub-Advisory Agreement is set forth as Exhibit I to this Proxy Statement.

BACKGROUND

     HSBC Mutual Funds Trust (the "Trust") was organized in Massachusetts on November 1, 1989 as a Massachusetts business trust and is an open-end, diversified management investment company with multiple investment portfolios, including the International Equity Fund, Growth and Income Fund, Fixed Income Fund and New York Tax Free Bond Fund. This proxy statement relates to the International Equity Fund. HSBC Asset Management Americas Inc., the North American investment affiliate of HSBC Holdings plc (Hong Kong and Shanghai Banking Corporation) and Marine Midland Bank, has served as adviser to the HSBC International Equity Fund since the Fund's inception on April 25, 1994. HSBC Asset Management Americas Inc. is located at 140 Broadway, New York, New York 10005. As of June 1, 1998, the Adviser managed over $3.9 billion of assets of individuals, pension plans, corporations and institutions.

     The Adviser currently retains the Current Sub-Advisers to act as investment sub-advisers to the Fund. Each of the Current Sub-Advisers is an investment advisory affiliate of HSBC Holdings plc (Hong Kong and Shanghai Banking Corporation). Under the Current Sub-Advisory Agreements, each of the Current Sub-Advisers undertakes at its own expense to furnish the HSBC International Equity Fund (the "Fund") and the Adviser with micro- and macro-economic research, advice and recommendations, and economic and statistical data with respect to the Fund's investments, subject to the overall review by the Adviser and the Board of Trustees. Within their geographical regions, each of the Current Sub-Advisers has full investment discretion for the portions of the Fund allocated to their region by the Adviser.

     Fund management has decided that a different management style is appropriate for the Fund. Since its inception the Fund has primarily been managed in a growth-oriented style. After careful consideration, Fund management has decided that a value-oriented style is potentially more desirable in the eyes of current and future shareholders. Fund management believes that hiring a new sub-adviser with a value-oriented style for the Fund would be in the best interest of the Fund and all of the Fund's Shareholders.

     Delaware International's approach in selecting investments is primarily oriented to individual stock selection and is value driven. In selecting stocks for the Fund, Delaware International will identify those stocks that it believes will provide total return over a market cycle, taking into consideration, among other things, movements in the price of the individual security and the impact of currency fluctuation on a United States domiciled, dollar-based investor. Delaware International conducts fundamental research on a global basis in order to identify securities that, in Delaware International's opinion, have the potential for long-term total return. This research effort generally centers on a value-oriented dividend discount methodology with respect to individual securities and market analysis that seeks to isolate value across country boundaries. The approach focuses on future anticipated dividends and discounts the value of those dividends back to what they would be worth if they were received today. In addition, the analysis typically includes a comparison of the values and current market prices of different possible investments. Delaware International's general management strategy tends to emphasize long-term holding of securities.

     In selecting Delaware International, the Board of Trustees considered, among other things, the nature and quality of the services to be provided by Delaware International, the investment performance of Delaware International in managing other international equity funds similar to the HSBC International Equity Fund, the experience and financial condition of Delaware International, the methods of analysis and level of advisory fees to be paid compared to industry averages and Delaware International's commitment to mutual fund advisory activities. Based on this review, the Trustees voted unanimously, with the "non-interested" Trustees voting separately, to appoint Delaware International as the new sub-adviser to the Fund and to recommend to Shareholders of the Fund that they approve the New Sub-Advisory Agreement.

INFORMATION REGARDING DELAWARE INTERNATIONAL

     Delaware International's principal offices are located at Third Floor, 80 Cheapside, London EC2V 6EE England.

      Delaware International is a subsidiary of Delaware International Holdings Ltd., which owns 18.9% of the voting shares of Delaware International, and DMH Corp., which owns 81.1% of the voting shares of Delaware International.
Delaware International Holdings Ltd., with principal offices at Clarendon House, Church Street, Hamilton, Bermuda, and DMH Corp., with principal offices at Foulkstone Plaza, 1403 Foulk Road, Wilmington, DE 19803, are each wholly-owned subsidiaries of Delaware Management Holdings, Inc., a Delaware corporation ("DMH"), with principal offices at One Commerce Square, 2005 Market Street, Philadelphia, PA 19103.

     DMH and its subsidiaries (collectively, "Delaware Investments") trace their origins to an investment counseling firm founded in 1929. Delaware International was formed in 1990 and provides investment advisory services primarily to institutional accounts and mutual funds in the global and international equity and fixed income markets. As of May 31, 1998, Delaware International managed approximately $10 billion in global and foreign stock and bond portfolios for separate account and investment company clients. As of that date, advisory affiliates within Delaware Investments had total assets under management of approximately $45 billion, including the assets managed by Delaware International.

     DMH is a wholly-owned subsidiary of Lincoln National Investment Companies, Inc., with principal offices at One Commerce Square, Philadelphia, PA 19103, which is in turn a wholly-owned subsidiary of Lincoln National Investments, Inc., with principal offices at 200 East Berry Street, Fort Wayne, IN 46802. Lincoln National Investments, Inc. is a wholly-owned subsidiary of Lincoln National Corporation ("Lincoln National"). Lincoln National, a publicly held company with headquarters at 200 East Berry Street, Fort Wayne, IN 46802, is a financial services holding company. Its wealth accumulation and protection businesses provide annuities, life insurance, retirement planning, life-health reinsurance, institutional investment management and mutual funds.

DESCRIPTION OF THE ADVISORY AGREEMENT, CURRENT SUB-ADVISORY AGREEMENTS, AND THE NEW SUB-ADVISORY AGREEMENT

ADVISORY AGREEMENT

        The current advisory agreement between the Adviser and the Trust ("Advisory Agreement") was first executed on May 1, 1990 and was last approved by the Shareholders at that time. The Advisory Agreement was last approved by the Trustees, including the Trustees who were "non-interested", at a meeting of the Board of Trustees on January, 27 1998.

     Under the Advisory Agreement, the Adviser earns a fee calculated at an annual rate of 0.90% of the Fund's average daily net assets. For the fiscal year ended December 31, 1997, pursuant to its Advisory Agreement, the Adviser earned $397,031 in investment advisory fees. The Adviser voluntarily waived $307,447 of its fees, actually receiving only $89,584 in investment advisory fees.

     For the fiscal year ended December 31, 1997, the Adviser earned $10,614 in fees as Shareholder Servicer Assistant to the Fund and $7,960 in fees as Co-Administrator to the Fund, all of which was waived. Under the new arrangements, the Adviser will no longer perform these services for the Fund. Fund management believes this will not have a material effect on the Fund.

     The Advisory Agreement also provides the Adviser with full authority to operate the Fund, even in the absence of a sub-adviser. The Adviser has full authority to operate the Fund without the need to secure shareholder approval in the event the New Sub-Advisory Agreement is terminated by either party.

SUB-ADVISORY AGREEMENTS

     The New Sub-Advisory Agreement is attached to this Proxy Statement as Appendix A, and the description of the New Sub-Advisory Agreement set forth in this Proxy Statement is qualified in its entirety by reference to Appendix
A.

     The terms of the New Sub-Advisory Agreement are substantially similar in all material respects to the terms of the Current Sub-Advisory Agreements except for the fee allocated to the sub-adviser and the effective and termination dates. Actual advisory fees paid by the Fund will be higher under the new sub-advisory arrangement because the Adviser and Delaware International, collectively, will waive a smaller percentage of their earned fees than the Adviser and Current Sub-Advisers have voluntarily waived in the past. See the "Sub-Advisory Fees" section below for a full discussion of current and pro forma fees under the New Sub-Advisory Agreement.

     The Current Sub-Advisory Agreements were initially approved by the Board of Trustees as follows: agreements with HSBC Asset Management Europe Ltd. and HSBC Asset Management Hong Kong Ltd. were approved on March 1, 1995; agreements with HSBC Asset Management (Japan) KK and HSBC Asset Management Australia Limited were approved on July 1, 1995; the agreement with HSBC Asset Management Singapore was approved on April 30, 1996. Each of these Current Sub-Advisory Agreements was initially a two-year agreement and annual continuances have been approved by the Board of Trustees of the Trust. As required by the 1940 Act, each of the Current Sub-Advisory Agreements was terminable without penalty on 60 days written notice by the Board of Trustees or by vote of the majority of shareholders of the Fund. The Board of Trustees voted on May 5, 1998 to approve the New Sub-Advisory Agreement with Delaware International, contingent upon Shareholder approval.

     The Current Sub-Advisers, in return for their fees, and subject to the control and supervision of the Adviser as well as the Board of Trustees and in conformance with the investment objective and policies of the Fund set forth in the Trust's current registration statement and any other policies established by the Board of Trustees, manage the investment and reinvestment of assets of the Fund. In this regard, it is the responsibility of the Current Sub-Advisers to make investment decisions for the Fund and to place the Fund's purchase and sale orders for investment securities. In addition to making investment decisions, the Current Sub-Advisers exercise voting rights in respect of portfolio
securities for the Fund.   The Current Sub-Advisers provide at their expense all
necessary investment, management and administrative facilities, including salaries of personnel and equipment needed to carry out their duties under the Sub-Advisory Agreements. The Current Sub-Advisers also provide the Fund with investment research and whatever statistical information the Fund may reasonably request with respect to securities the Fund holds or contemplates purchasing.

     Under the proposed New Sub-Advisory Agreement, Delaware International, in return for its fees, will manage the investment and reinvestment of assets of the Fund. As a sub-advisor, Delaware International will be subject to the control and supervision of the Adviser as well as the Board of Trustees. It will be the responsibility of Delaware International to make investment decisions for the Fund and to place the Fund's purchase and sale orders for investment securities. In addition to making investment decisions, Delaware International will exercise voting rights in respect of portfolio securities for the Fund. Under the proposed New Sub-

Advisory Agreement Delaware International will provide at its expense the personnel and equipment necessary to carry out its duties. Delaware International will provide the Fund with quarterly reports with respect to securities the Fund holds or markets in which the Fund has invested. The New Sub-Advisory Agreement will provide that, in the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of the duties of Delaware International to the Fund, Delaware International will not be subject to liabilities to the Adviser, the Trust, the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services under the New Sub-Advisory Agreement or for any losses that may be sustained in the purchase, holding or sale of any security. Delaware International will not be liable for any loss incurred by reason of any act or omission of the Adviser, any bank, broker, the Fund's custodian bank, any administrator, transfer agent or distributor, or any director, officer, or trustee of the Trust.

     Delaware International selects brokers and dealers to execute transactions for the purchase or sale of portfolio securities based upon Delaware International's judgment of the broker's or dealer's professional capability to provide the service. The primary consideration is whether the broker or dealer is capable of providing best execution. Delaware International may allocate, out of all commission business generated by all accounts under management, brokerage business to brokers or dealers who provide brokerage and research services to Delaware International or accounts under management. Such services are used by Delaware International in connection with its investment decision-making process for one or more accounts managed by Delaware International, and may or may not be used, or used exclusively, with respect to the account generating the brokerage. As provided in the Securities Exchange Act of 1934, Delaware International may cause higher commissions to be paid to brokers and dealers who provide brokerage and research services than to brokers and dealers who do not provide such services, if such higher commissions are deemed reasonable in relation to the value of the brokerage and research services being provided.

     The New Sub-Advisory Agreement shall remain in full force and effect for two years from September 25, 1998 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved annually by the Board of Trustees and by the vote of a majority of the Trustees who are not "interested persons" of the Trust or the Adviser, or by vote of the holders of a majority of the Fund's outstanding voting securities. The New Sub-Advisory Agreement may be terminated at any time, without payment of any penalty, by vote of the Trustees, by vote of a majority of the outstanding voting securities of the Fund, or by Delaware International, in each case on 60 days' written notice. As required by the 1940 Act, the New Sub-Advisory Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment as defined in the 1940 Act.

     No arrangements or understandings exist between the Trust and Delaware International with respect to the composition of the board of directors of Delaware International or the Board of Trustees of the Trust or with respect to the selection or appointment of any person to any office with either of them. Each of the Trustees of the Trust has represented that they have not purchased or sold, for their own accounts or those of an affiliate, securities issued by the Delaware International or its affiliates.

SUB-ADVISORY FEES

     Under the Advisory Agreement the Adviser earns a fee calculated at an annual rate of 0.90% of the Fund's average daily net assets. The Adviser then in turn pays to the sub-adviser the fee earned by the sub-adviser. Under the Current Sub-Advisory Agreements, the Current Sub-Advisers collectively earn a contractual fee of 0.45% of the International Equity Fund's average daily net assets. Under the proposed new sub-advisory relationship with Delaware International, the Adviser will continue to earn a contractual fee of 0.90% of the Fund's average daily net assets, but under the New Sub-Advisory Agreement the Adviser has contracted to pay Delaware International up to 0.75% of the Fund's average daily net assets. To the extent the Adviser and Delaware International waive less in fees than the Adviser and the Current Sub-Advisers have waived under the Advisory Agreement and the Current Sub-Advisory Agreements, the Fund will incur greater advisory expenses under the New Sub-Advisory Agreement.

     For the services it provides under the New Sub-Advisory Agreement, Delaware International will receive fees in accordance with the following table rather than receiving a fee computed at a flat-rate of a percentage of the assets. The fee earned is computed daily at an annual rate based on the average daily net assets of the Fund.

        Average Daily Value     Annual Fee Rate as a Percentage
        of the Fund's Assets         of Average Daily Value
        --------------------    -------------------------------

         First $20 Million                    0.75%

         Next $30 Million                     0.50%

         Next $50 Million                     0.40%

         Thereafter                           0.35%

     Subject to a minimum account size of $20 million (or fees equivalent thereto).

     Based on the Fund's net assets on June 1, 1998 of approximately $63,106,747, the above fee schedule would result in an effective fee rate of approximately 0.56%.

SUMMARY OF ANNUAL FUND OPERATING EXPENSES

     The following information is provided to assist an understanding of the difference in the costs and expenses that an investor in the Fund would bear directly or indirectly under the New Advisory Arrangement compared with the Current Advisory Arrangement. The information provided below under the "Current Advisory Arrangement" heading is based on expenses for the Fund for the fiscal year ended December 31, 1997, as adjusted for estimated operating expenses and voluntary reductions of investment advisory, administration, co-administration, shareholder servicer assistance and 12b-1fees. The information provided under the "New Advisory Arrangement" heading is based on the total assets of the Fund remaining at the June 1, 1998 level.

                                   Current (Advisory Arrangement)   New (Advisory Arrangement)
                                   ------------------------------   ------------------------------
                                                    Institutional                    Institutional
                                   Service Shares       Shares      Service Shares       Shares
                                   ---------------  --------------  ---------------  -------------
SHAREHOLDER
 TRANSACTION
 EXPENSES:                              5.00%           0.00%            5.00%             0.00%
Maximum sales charge
 imposed on  purchase of
 shares of the Funds (as a
 percentage of offering Price),

ANNUAL FUND
 OPERATING EXPENSES:
Management Fees* (net of                0.50%           0.50%            0.56%             0.56%
 fees not imposed)
12b-1 Fees (net of fees not             0.00%           0.00%            0.00%             0.00%
 imposed)**

Administrative Services                 0.10%           0.10%            0.10%             0.10%
 Fee***
Co-Administrative Services              0.00%           0.00%            0.00%             0.00%
 Fee****
Other Operating Expenses                0.57%           0.52%            0.57%             0.52%
Total Fund Operating                    ----            ----             ----              ----
 Expenses (net of fees and
 expenses not imposed)                  1.17%           1.12%            1.23%             1.18%
                                        ====            ====             ====              ====


* These figures reflect advisory fees not imposed in the past (and not expected to be imposed in the future) as a result of a voluntary waiver by the Adviser. If these fees had been imposed in the past or will be imposed in the future, the advisory fees would be 0.90%.

** The fee under the Fund's Distribution Plan and Agreement is calculated on the basis of the average daily net assets of the Fund's Shares (Service Class only) at an annual rate not to exceed 0.35%. These figures reflect the waiver of all 12b-1 fees by the Fund's Distributor.

*** Reflects administrative fees not imposed as a voluntarily waiver by BISYS Fund Services of 0.05% for the Fund.

**** Reflects co-administrative fees of 0.03% and shareholder servicer assistance fees of 0.04% voluntarily waived by the Adviser. Under the New Advisory Arrangement the Adviser will no longer perform these functions for the Fund. The Fund's Institutional Shares are not subject to shareholder servicing assistance fees. Investors who purchase and redeem shares of a Fund through a customer account maintained at a Participating Organization may be charged additional fees by such Participating Organization related to services it provides for such Investors. The Fund may also pay fees to Participating Organizations for handling record keeping and certain administrative services for the customers who invest in the Fund through accounts maintained at the Participating Organization. The payment will not exceed 0.35% of the average daily net assets maintained by such Participating Organization. (The Fund's Institutional Class is not subject to these fees).

THE FOLLOWING EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. THE EXPENSES SET FORTH ABOVE AND EXAMPLE SET FORTH BELOW REFLECT THE NON-IMPOSITION OF CERTAIN FEES AND EXPENSES. THE ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. THE FOLLOWING EXAMPLE ASSUMES A 5% ANNUAL RETURN; HOWEVER, THE FUNDS' ACTUAL RETURN WILL VARY AND MAY BE GREATER OR LESS THAN 5%.

EXAMPLE: You would pay the following expenses on a $1,000 investment assuming a 5% annual return and the reinvestment of all dividends and distributions:



              Current Sub-Advisory Agreement         New Sub-Advisory Agreement
              ------------------------------         --------------------------

            Service Class  Institutional Shares  Service Class  Institutional Shares
            -------------  --------------------  -------------  --------------------

1 year          $ 61                  $ 11           $ 62                $ 12

3 years         $ 85                  $ 36           $ 87                $ 37

5 years         $111                  $ 62           $114                $ 65

10 years        $185                  $136           $191                $143

          During the fiscal year ended December 31, 1997, the Adviser paid the Current Sub-Advisers $200,014 collectively for their sub-advisory services pursuant to the the Current Sub-Advisory Agreements. If the New Sub-Advisory Agreement had been in effect during the last fiscal year, the New Sub-Adviser, Delaware International, would have received $264,294 representing an increase of $64,280, or 32.14%. The New Sub-Adviser's fee at the Fund's net assets on May 1, 1998 of approximately $63,035,171 would increase annual fees paid by the Adviser to the Sub-Adviser from $283,658 to $352,141, an increase of $68,482 or 24.14%. In order to counteract the increase in sub-advisory fees, the Adviser has agreed to waive its advisory fees in entirety. However, because in recent years both the Adviser and the Current Sub-Advisers had consistently agreed to waive portions of the fees to which they were contractually entitled, it is expected that under the New Sub-Advisory Agreement the total advisory fees paid by the Fund will increase.

          The Trustees believe that the fee rate provided for in the New Sub-Advisory Agreement will provide an effective means of compensating Delaware International for its advisory services. The new fee is believed by the Trustees to be within the range of sub-advisory fees paid by other comparable funds for comparable advisory services. Appendix B attached to this Proxy Statement contains information on the type, size and advisory fees of other similar investment company funds managed by Delaware International.

          It is anticipated that the value-oriented investment style of the New Sub-Adviser, Delaware International, may result in a higher than usual portfolio turnover rate on a short-term basis, as the New Sub-Adviser implements its investment style. although in the long-term, Delaware International's style tends to emphasize longer-term holdings rather than short-term trading. The Fund's portfolio turnover rate measures the frequency with which a Fund's portfolio of securities is traded. Generally, the higher the portfolio turnover rate, the higher the transaction costs to the Fund, which will generally increase the Fund's total operating expenses. In addition, the increased portfolio turnover may increase the likelihood of additional capital gains in the current year for the Fund. The Fund's portfolio turnover rate for the years ended December 31, 1997 and December 31, 1996 was 112.54% and 77.91%, respectively.

      PRINCIPAL EXECUTIVE OFFICERS AND DIRECTORS OF DELAWARE INTERNATIONAL
          The name, address and principal occupation of the New Sub-Adviser's principal executive officer and each director or general partner is set forth below.

                               Current Position with Delaware
                               ------------------------------
            Name                       International                  Principal Occupation
            ----                       -------------                  --------------------

Wayne A. Stork*                Chairman, CEO & Director        Chairman/CEO & Director of
                                                               Delaware Management Holdings,
                                                               Inc. ("DMH");
                                                               Chairman/President/CEO/CIO of
                                                               Delaware Management Company, a
                                                               series of Delaware Management
                                                               Business Trust ("DMC");
                                                               Chairman/CEO/CIO of Delaware
                                                               Investment Advisers, a series of
                                                               Delaware Management Business
                                                               Trust ("DIA"); Trustee of Delaware
                                                               Management Business Trust
                                                               ("DMBT"); Director of Lincoln
                                                               National Investment Companies, Inc.
                                                               ("LNIC")

David G. Tilles**              Managing Director/CIO/Director  Managing Director/CIO/Director of
                                                               Delaware International

G. Roger H. Kitson**           Vice Chairman & Director        Vice Chairman & Director of
                                                               Delaware International

Ian G. Sims**                  Deputy Managing Director/       Deputy Managing Director/
                               CIO  Global Fixed Income/       CIO, Global Fixed Income/Director of
                               Director                        Delaware International

Timothy W. Sanderson**         CIO, Equities /Director         CIO, Equities /Director of
                                                               Delaware International

John C. E. Campbell*           Director                        Executive Vice President/ Client
                                                               Services/ Marketing of DIA

George M. Chamberlain, Jr.*    Director                        Senior Vice President/ Secretary/
                                                               General Counsel of DMH, DMC &
                                                               DIA; Trustee of DMBT;

George E. Deming, III*         Director                        Vice President/ Senior Portfolio
                                                               Manager of DIA

Elizabeth A. Desmond**         Senior Portfolio Manager,       Senior Portfolio Manager/ Director
                               Director                        of Delaware International

David K. Downes*               Director                        Executive Vice President/Chief Operating Officer
                                                               Chief Financial Officer of DMH, DMC & DIA;
                                                               Trustee of DMBT


                               Current Position with Delaware
                               ------------------------------
            Name                       International                  Principal Occupation
            ----                       -------------                  --------------------


John Emberson**                Secretary/Finance Director/     Secretary/Finance Director/
                                Compliance Officer/Director    Compliance Officer/Director of
                                                               Delaware International

Richard J. Flannery*           Director                        Senior Vice President/ Corporate &
                                                               International Affairs of DMH,
                                                               DMC & DIA

Clive A. Gillmore**            Senior Portfolio                Senior Portfolio Manager/Director
                               Manager/Director                of Delaware International

Nigel G. May**                 Senior Portfolio Manager/       Senior Portfolio Manager/Director
                               Director                        of Delaware International

Jeffrey J. Nick*               Director                        President/CEO & Director of
                                                               LNIC; President & Director of
                                                               DMH

Hamish O. Parker**             Senior Portfolio                Senior Portfolio Manager/Director
                               Manager/Director                of Delaware International

Richard G. Unruh, Jr.*         Director                        Executive Vice President of DMH
                                                               & DMC; President of DIA; Trustee
                                                               of DMBT


The addresses for the principal executive officer and directors of Delaware International are set forth below.

    * One Commerce Square                     ** 80 Cheapside, Third Floor
      2005 Market Street                         London EC2V 6EE
      Philadelphia, PA 19103                     United Kingdom

          No officer or director of the New Sub-Adviser is also a director, officer, general partner or shareholder of the Trust.

REQUIRED VOTE AND RECOMMENDATION

          As provided in the 1940 Act, approval of the New Sub-Advisory Agreement requires the affirmative vote of a majority (defined in the Miscellaneous section) of the outstanding voting securities of the Fund. Abstentions have the effect of a negative vote on the proposal to approve the New Sub-Advisory Agreement. If the Shareholders of the Fund fail to approve the New Sub-Advisory Agreement, the Board of Trustees will consider various alternatives for the Fund, including maintaining its relationships with the Current Sub-Advisers until such time as the Trustees select a different sub-adviser for the Fund.

          THE BOARD OF TRUSTEES HAS APPROVED PROPOSAL 1 AND RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE PROPOSAL 1.


                  PROPOSALS 2 THROUGH 5:  APPROVAL OF CHANGES

      TO THE FUND'S INVESTMENT OBJECTIVE AND CERTAIN INVESTMENT POLICIES

     Proposals 2 through 5 relate to certain changes to the investment objective and fundamental policies of the Fund. The Board of Trustees approved these changes in order to update the Fund's investment objective and policies to reflect changes in the law and other regulatory developments and provide the Fund with flexibility to adapt to developments in the securities markets. The changes to the Fund's fundamental objective and policies will become effective immediately upon Shareholder approval. If a Proposal is not approved by a vote of the Shareholders, the current objective or policy as applied to the Fund will remain unchanged.

PROPOSAL 2: APPROVE A CHANGE TO THE INVESTMENT OBJECTIVE OF THE FUND TO SEEK TO PROVIDE INVESTORS WITH LONG-TERM CAPITAL APPRECIATION BY INVESTING, UNDER ORDINARY MARKET CONDITIONS, AT LEAST 65% OF ITS TOTAL ASSETS IN EQUITY SECURITIES (INCLUDING AMERICAN, EUROPEAN AND GLOBAL DEPOSITARY RECEIPTS) ISSUED BY COMPANIES BASED OUTSIDE OF THE UNITED STATES.

     Currently, the International Equity Fund seeks to invest at least 80% of its total assets in equity securities (including American and European Depositary Receipts) issued by companies based outside of the United States ("International Equities"). If approved, this proposal will raise the percentage of the total assets of the Fund which may be invested in something other than International Equities, under ordinary market conditions, from 20% to 35%. In addition, this proposal will permit the Fund to invest even more than 35% of the Fund's total assets in something other than International Equities in times of unordinary conditions. This proposal will permit the Fund to invest a greater percentage of its total assets in non-equity securities as well as equity securities issued by companies based in the United States. If adopted, the Fund's revised investment objective will meet the requirements established by the Securities and Exchange Commission and will be consistent with current industry practice.

     This change in investment objective will give the Fund greater flexibility
in making investment decisions.   Allowing the Fund to invest a greater
percentage of its total assets in something other than International Equities may allow the Fund to maintain a more diversified portfolio and potentially decrease investment risk to Shareholders. Under ordinary market conditions the Fund will continue to maintain at least 65% of its total assets invested in equity securities (including American, European and Global Depositary Receipts) issued by companies based outside the United States.

     While this change in the investment objective of the Fund will permit the Fund to invest a greater percentage of its total assets in securities that are not International Equities, the Adviser and sub-adviser will exercise care, consistent with the Fund's investment objectives and policies, in investing any of the Fund's assets in such securities.

REQUIRED VOTE AND RECOMMENDATION

        As provided in the 1940 Act, approval of a change to the Fund's investment objective requires the affirmative vote of a majority (defined in the Miscellaneous section) of the outstanding voting securities of the Fund. Abstentions have the effect of a negative vote on this Proposal. If the Shareholders of the Fund fail to approve this Proposal, the Fund's current investment objective will be retained.

     THE BOARD OF TRUSTEES HAS APPROVED PROPOSAL 2 AND RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE PROPOSAL 2.


PROPOSAL 3: APPROVE A CHANGE IN THE INVESTMENT POLICIES OF THE FUND TO REMOVE THE RESTRICTION ON THE FUND PURCHASING SECURITIES OF ANY COMPANY WITH A RECORD OF LESS THAN THREE YEARS' CONTINUOUS OPERATION IF SUCH PURCHASE WOULD CAUSE THE FUND'S INVESTMENTS IN ALL SUCH COMPANIES TAKEN AT COST TO EXCEED 5% OF THE TOTAL ASSETS OF THE FUND.

     Fund management recommends that Shareholders vote to remove the Fund's fundamental investment policy which requires the Fund to limit its investments in securities of issuers which have been in operation for less than three years to 5% of its total assets. The Fund's current policy states that the Fund may not purchase securities of any company with a record of less than three years' continuous operation if such purchase would cause the Fund's investments in all such companies taken at cost to exceed 5% of the Fund's total assets taken at market value.



     Subject to Shareholder approval, this fundamental investment policy would be eliminated from the investment policies of the Fund.

     The primary purpose of this Proposal is to update the Fund's investment policies in light of recent changes in the law. The Fund's fundamental policies were originally adopted to be consistent with state securities ("blue sky") regulations, which placed limits on the amounts of certain types of securities that a mutual fund could purchase. Recent federal legislation eliminated state regulatory requirements including the requirement embodied in this investment policy. If the Proposal is approved, the Fund will be able to invest more than 5% of its total assets in newly formed or "unseasoned" issuers. Eliminating this fundamental policy will conform the Fund's investment policies to the requirements of current federal law. In addition, eliminating this policy will provide increased investment flexibility and may provide opportunities to enhance the Fund's performance, but will also include the corresponding risk which accompanies investing in newly formed issuers. While removal of the restrictive investment policy will permit the Fund to invest an unlimited amount of its respective assets in newly formed or "unseasoned companies," the Adviser and sub-adviser will exercise care, consistent with the Fund's investment objectives and policies, in investing any of a Fund's assets in such securities.

REQUIRED VOTE AND RECOMMENDATION

     As provided in the 1940 Act, approval of a change to one of the Fund's fundamental investment policies requires the affirmative vote of a majority (defined in the Miscellaneous section) of the outstanding voting securities of the Fund. Abstentions have the effect of a negative vote on this Proposal. If the Shareholders of the Fund fail to approve this Proposal, the current investment policy will be retained.

     THE BOARD OF TRUSTEES HAS APPROVED PROPOSAL 3 AND RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE PROPOSAL 3.

PROPOSAL 4. APPROVE A CHANGE IN THE INVESTMENT POLICIES OF THE FUND TO REMOVE THE RESTRICTION ON THE FUND INVESTING IN WARRANTS IN EXCESS OF 5% OF THE FUND'S NET ASSETS, AND TO REMOVE THE RESTRICTION ON THE FUND INVESTING IN WARRANTS WHICH ARE LISTED ON THE NEW YORK OR AMERICAN STOCK EXCHANGES IN EXCESS OF 2% OF THE FUND'S NET ASSETS.

     At the Meeting, Shareholders of the Fund will vote on removing the Fund's fundamental investment policy which requires the Fund to limit its investments in warrants. The Fund's current policy prohibits the Fund from investing in warrants if as a result, more than 5% of the Fund's net assets will be invested in warrants or if as a result more than 2% of the Fund's net assets will be invested in warrants listed on the New York or American Stock Exchanges.

     Subject to Shareholder approval, this fundamental investment policy would be eliminated from the investment policies of the Fund.

     The primary purpose of this Proposal is to update the Fund's investment policies in light of recent changes in the law. The Fund's fundamental policies were originally adopted to be consistent with state securities ("blue sky") regulations, which placed limits on the amounts of certain types of securities that a mutual fund could purchase. Recent federal legislation eliminated state regulatory requirements including the requirement embodied in this investment policy. If the Proposal is approved, the Fund will be able to invest more than 5% of its total assets in warrants and will be able to invest more than 2% of its total assets in warrants listed on the New York or American Stock Exchange. Eliminating this fundamental policy will conform the Fund's investment policies to the requirements of current federal law. In addition, eliminating this policy will provide increased investment flexibility and may provide opportunities to enhance the Fund's performance, but will also include the corresponding risks which accompany investments in warrants. While removal of the restrictive investment policy will permit the Fund to invest an unlimited amount of its assets in warrants, it is not presently anticipated that the Fund's investments in warrants will regularly exceed the levels permitted under the current investment policy.

REQUIRED VOTE AND RECOMMENDATION

     As provided in the 1940 Act, approval of a change to one of the Fund's fundamental investment policies requires the affirmative vote of a majority (defined in the Miscellaneous section) of the outstanding voting securities of the Fund. Abstentions have the effect of a negative vote on this Proposal. If the Shareholders of the Fund fail to approve this Proposal, the current investment policy will be retained.

     THE BOARD OF TRUSTEES HAS APPROVED PROPOSAL 4 AND RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE PROPOSAL 4.


PROPOSAL 5. APPROVE A CHANGE IN THE INVESTMENT POLICIES OF THE FUND TO PERMIT THE FUND TO PURCHASE OR RETAIN SECURITIES OF ANY COMPANY WHICH THE OFFICERS AND TRUSTEES OF THE TRUST AND OFFICERS AND DIRECTORS OF THE ADVISER WHO INDIVIDUALLY OWN MORE THAN 1/2 OF 1% OF THE SECURITIES

OF THAT COMPANY TOGETHER OWN BENEFICIALLY MORE THAN 5% OF SUCH COMPANY.

     At the Meeting, Shareholders of the Fund will vote on removing the Fund's fundamental investment policy which prohibits the Fund from purchasing or retaining securities of issuers which the Officers and Trustees of the Trust and the Officers and Directors of the Adviser who individually own more than 1/2 of 1% of the securities of that company together own beneficially more than 5% of such company. The Fund's current policy states that the Fund may not:

     purchase or retain the securities of any company if, to the knowledge of the Fund, Officers and Trustees of the Trust and Officers and Directors of the Adviser who individually own more than 1/2 of 1% of the securities of that company together own beneficially more than 5% of such securities.

     Subject to Shareholder approval, this fundamental investment policy would be eliminated from the investment policies of the Fund.

     The primary purpose of this Proposal is to update the Fund's investment policies in light of recent changes in the law. The Fund's fundamental policies originally adopted to be consistent with state securities ("blue sky") regulations, which placed limits on the amounts of certain types of securities that a mutual fund could purchase. Recent federal legislation eliminated state regulatory requirements including the requirement embodied in this investment policy.

     This proposal will eliminate the Fund's policy of avoiding investments in securities issued by companies whose securities are owned in certain amounts by the Officers and Trustees of the Trust and the Officers and Directors of the Adviser. Preventing conflicts of interest in fund management is a critically important objective. However, Fund management believes that the Fund's Code of Ethics is sufficient to accomplish this objective. The Fund maintains a Code of Ethics which has been adopted in accordance with SEC rules, to restrict the private investment activities of the Officers and Trustees of the Trust and the
Officers and Directors of the Adviser.   This Code of Ethics supplements Fund
management's separate fiduciary obligation to act with the Fund's best interests at heart. It places the burden of avoiding potential conflicts by placing limits on the ability of the individuals in those key positions of Officer, Trustee or Director to purchase securities the Fund is invested in. The current policy takes the opposite approach and restricts the Fund's investments in securities which the key personnel purchase or hold. By approving this Proposal, Shareholders will be placing the Fund's investment priorities ahead of the investment priorities of the Fund's key personnel.

     Eliminating this fundamental policy will conform the Fund's investment policies to the requirements of current federal law. In addition, eliminating this policy will provide increased investment flexibility and may provide
opportunities to enhance the Fund's performance.   While removal of this
investment restriction will allow the Fund to purchase securities of a company which the Trustees and Officers of the Trust and the Officers and Directors of the Adviser together have ownership exceeding 5% of the company, the Adviser and sub-adviser will exercise care, consistent with the Fund's investment objectives and policies, in investing any of a Fund's assets in such securities.

REQUIRED VOTE AND RECOMMENDATION

        As provided in the 1940 Act, approval of a change to one of the Fund's fundamental investment policies requires the affirmative vote of a majority (defined in the Miscellaneous section) of the outstanding voting securities of the Fund. Abstentions have the effect of a negative vote on this

Proposal. If the Shareholders of the Fund fail to approve this Proposal, the current investment policy will be retained.

     THE BOARD OF TRUSTEES HAS APPROVED PROPOSAL 5 AND RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE PROPOSAL 5.


At August 8, 1998 no person owned of record or, to the knowledge of management beneficially owned more than 5% of the outstanding shares of the Fund except as set forth below:


     Name and Address of
      Holder of Record                 Shares Held           Percent of Class
-------------------------------     -------------------     -------------------

Service Class
-----------------                   -------------------     -------------------

DONALDSON LUFKIN JENRETTE               1,252.032                 5.163
SECURITIES CORPORATION INC
P.O. BOX 2052
JERSEY CITY, NJ 07303-9998


DONALDSON LUFKIN JENRETTE               1,622.826                 6.692
SECURITIES CORPORATION INC
P.O. BOX 2052
JERSEY CITY, NJ 07303-9998


MARINE MIDLAND BANK, CUSTODIAN          4,727.414                19.497
PAUL M. DUDNE
IRA
TOPHILL CROSSKEYS
SEVEN OAKS KENT ENGLAND TW13

Institutional Class
--------------------

-------------------------------     -------------------     -------------------

MARINE MIDLAND BANK                 6,029,915.668                99.974
ATTN BRIAN HUNT 17TH FL
ONE MARINE MIDLAND CENTER
BUFFALO NY 34240

                                 MISCELLANEOUS

        DEFINITION OF MAJORITY. "Majority of the outstanding voting securities" means the affirmative vote of the lesser of (1) more than 50% of the outstanding shares of the Fund and (2) 67% or more of the shares of the Fund present at the Meeting if more than 50% of the outstanding shares are present at the Meeting in person or by proxy.

        METHODS OF TABULATION. Shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or the persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Votes cast by proxy or in person at the Meeting will be counted by persons appointed as tellers for the Meeting.

        The tellers will count the total number of votes cast "for" approval of the proposal or proposals for purposes of determining whether sufficient affirmative votes have been cast. With respect to any proposal, abstentions and broker non-votes have the effect of a negative vote on the proposal.

     Any Shareholder giving a proxy has the power to revoke it prior to its exercise by submission of a later dated proxy, by voting in person or by letter to the Secretary of the Fund.

     In the event that a quorum is not present at the Meeting or in the event that a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those Shares represented at the Meeting in person or by proxy. The persons named as proxies will vote those proxies which they are entitled to vote FOR any such proposal in favor of such an adjournment and will vote those proxies required to be voted AGAINST any such proposal against any such adjournment. A Shareholder vote may be taken on one of the proposals in this Proxy Statement prior to any such adjournment if sufficient votes have been received for approval. Under the by-laws of the Fund, a quorum is constituted by the presence in person or by proxy of the holders of a majority of the outstanding shares of the Fund entitled to vote at the Special Meeting.

        BROKER COMMISSIONS. During the fiscal year ended December 31, 1997, no commissions were paid to brokers affiliated with HSBC Americas.

        OTHER BUSINESS. The Trustees know of no other business to be brought before the Meeting. However, if any other matters properly come before the Meeting, it is the Trustees' intention that proxies which do not contain specific restrictions to the contrary will be voted on such matters in accordance with the judgment of the persons named in the enclosed form of Proxy.

        DATE FOR RECEIPT OF SHAREHOLDERS' PROPOSALS FOR SUBSEQUENT MEETING OF SHAREHOLDERS. The Trust's Agreement and Declaration of Trust does not provide for regular annual meetings of Shareholders, and the Fund does not currently intend to hold such meetings. Shareholder proposals for inclusion in the Fund's proxy statement for any subsequent meeting must be received by the Trust not less than 120 days prior to any such meeting.

APPENDIX A

                             SUBADVISORY AGREEMENT


          AGREEMENT made this 25th day of September, 1998 by and between HSBC ASSET MANAGEMENT AMERICAS INC., (the "CLIENT") and DELAWARE INTERNATIONAL ADVISERS LIMITED of Third Floor, 80 Cheapside, London EC2V 6EE England ("DELAWARE").

          i. The CLIENT hereby appoints DELAWARE to manage funds in the International Equity Fund series (the "Fund") of HSBC Mutual Funds Trust (the "Trust") under the terms set forth below and represents that the CLIENT is duly authorized to enter into this Agreement and to delegate discretionary investment management with respect to the Fund to DELAWARE. DELAWARE hereby accepts such appointment.

          ii. This Agreement shall take effect when a copy of this Agreement has been returned to DELAWARE duly signed on the CLIENT's behalf. Following commencement, this Agreement shall replace any agreement relating to the management of the Fund which may have been previously entered into between DELAWARE and the CLIENT. This Agreement shall continue in effect for a period of two years from the date of its execution and may be renewed thereafter only so long as such renewal and continuance are specifically approved by the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Fund, and only if the terms and renewal hereof have been approved by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

          iii. The CLIENT shall notify the Fund's custodian bank as to the appointment of DELAWARE as sub-adviser of the CLIENT with respect to the Fund. The CLIENT shall instruct the Fund's custodian bank to comply with instructions from DELAWARE given under the terms of this Agreement.

          iv. DELAWARE shall have sole discretion with respect to investments of assets in the Fund and may purchase and sell any type of investment in any amount or proportion and on any market, all without prior consultation. DELAWARE shall, however, be bound by the investment policies and restrictions of the Fund as are set forth from time to time in the Fund's prospectus (the "Prospectus"), a copy of which shall be provided to DELAWARE by the CLIENT initially and upon each update, supplement or amendment thereto. Unless indicated in the Prospectus, and subject to Rule 17f-5 under the Investment Company Act of 1940, as amended (the "1940 Act"), there shall be no restrictions on the markets on which transactions may be made on the Fund's behalf. DELAWARE may, but shall not be obligated to, participate on behalf of the Fund in any class action, formal or informal reorganization or restructuring proposal, merger, combination, indenture revision, consolidation, bankruptcy, liquidation or similar plan, agreement or arrangement with respect to securities in the Fund and, upon prior written notice or notice by telephone from DELAWARE to the CLIENT of DELAWARE's intention to participate in such matters, DELAWARE shall automatically and without further action by the CLIENT or the Fund be appointed as the FUND's attorney-in-fact for any such purpose, including without limitation causing the Fund to be bound to any such plan, agreement or arrangement. Under the terms of the Investment Management Agreement between the CLIENT and the Trust, with respect to the Fund, the Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto.

          v. DELAWARE shall have the authority to select the brokerage firms through which orders shall be placed. DELAWARE may combine orders for the Fund with orders for other accounts or funds under management. DELAWARE may, subject to its duty to secure best execution for the Fund (which for these purposes shall disregard any benefit which might enure directly or indirectly to the Fund as a result of the arrangement hereinafter described), effect transactions with or through the agency of another person with whom DELAWARE has an arrangement under which that person will from time to time provide to or procure for DELAWARE services or other benefits the nature of which are such that their provision results, or is designed to result, in an improvement in DELAWARE's performance in providing services for its clients and for which DELAWARE makes no direct payment but instead undertakes to place business with that person. When orders are placed, DELAWARE shall issue suitable instructions to the Fund's custodian bank with respect to deliveries and payments.

          vi. DELAWARE shall under no circumstances act as custodian for the Fund or have possession of any assets of the Fund. Accordingly, arrangements for the registration and identification of ownership and safe custody of documents of title must be made by the CLIENT or the Fund with a custodian bank which is selected by the Fund.

          vii. DELAWARE shall provide periodic statements to the CLIENT at quarterly intervals. Such statements will show all investments in the Fund and will contain details of the measure of portfolio performance. If the CLIENT provides instructions to DELAWARE as to the format of the periodic statements, such format may vary from the periodic statement format set forth in the rules of IMRO (as defined below). For purposes of such reports, securities in the Fund will normally be valued at mid-market prices as of the close of business on the last business day of the applicable period. A representative of DELAWARE shall, if requested, attend four (4) meetings of the Board of Trustees of the Trust per year, two (2) of which shall be in person and two (2) of which may be by telephonic conference.

          viii. It is understood that DELAWARE may perform similar services for other clients or funds and that the investment action taken for each client or fund may differ.

          ix. In the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of duties of DELAWARE to the Fund, DELAWARE shall not be subject to liabilities to the CLIENT, the Trust, the Fund, or to any Shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services under this Agreement or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise; nor shall DELAWARE be responsible for any loss incurred by reason of any act or omission of the CLIENT, any bank, broker, the Fund's custodian bank, any administrator, transfer agent or distributor, or any director, officer, or trustee of the Trust, whether appointed by or on behalf of DELAWARE, the CLIENT or the Fund. Nothing contained herein shall be deemed to waive any liability which cannot be waived under applicable law, including applicable U.S. state and federal securities laws and the Financial Services Act 1986 of the United Kingdom ("FSA"), or any rules or regulations adopted under any of those laws.

          x. As compensation for its services hereunder, the CLIENT shall pay to DELAWARE a monthly fee, within 15 business days following the end of each month, based upon the average daily net assets of the Fund during the month. The following annual fee rates shall apply:

         Average Daily Net                 Annual Fee Rate as a
        Assets of the Fund         Percentage of Average Daily Net Assets
        ------------------         --------------------------------------

        First $20 Million                         0.75%

        Next $30 Million                          0.50%

        Next $50 Million                          0.40%

        Thereafter                                0.35%

          Subject to a minimum account size of $20 Million (or fees equivalent thereto).

If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days during which this Agreement is in effect bears to the number of calendar days in the month, and shall be payable within 10 days after the date of effectiveness of the termination.

          xi. The CLIENT shall cause all proxies received by it or the Fund or on its or the Fund's behalf by the Fund's custodian bank to be delivered to DELAWARE on a timely basis. DELAWARE shall be authorized to vote on behalf of the Fund proxies relating to securities held in the Fund's portfolio, provided, however, that DELAWARE will comply with any written instructions received from the CLIENT as to the voting of proxies.

          xii. Notwithstanding Section ii hereof, this Agreement may be terminated by the CLIENT or the Fund at any time, without the payment of a penalty, on sixty days' written notice to DELAWARE of the CLIENT's or the Fund's intention to do so, in the case of the Fund pursuant to action by the Board of Trustees of the Trust or pursuant to vote of a majority of the outstanding voting securities of the Fund. DELAWARE may terminate this Agreement at any time, without the payment of a penalty on sixty days' written notice to the CLIENT and the Fund of its intention to do so. Termination will be without prejudice to the completion of transactions already initiated, which shall be completed in accordance with DELAWARE's usual practice. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of effectiveness of such termination, except for the obligation of the CLIENT to pay DELAWARE the fee provided in Section x hereof, prorated to the date of effectiveness of the termination. This Agreement shall automatically terminate in the event of its assignment.

          xiii. DELAWARE represents that it is duly registered with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended. The CLIENT acknowledges receipt of a copy of Part II of DELAWARE's current Form ADV, at least 48 hours prior to the signing of this Agreement.

          xiv. DELAWARE is a member of, and is regulated in the conduct of its investment business by, the Investment Management Regulatory Organisation Limited ("IMRO") and is bound by the Conduct of Business Rules of IMRO. Based on information that the CLIENT has furnished to DELAWARE, DELAWARE believes that the CLIENT is a "Non-Private Customer" as defined by IMRO and proposes to treat the CLIENT as such. In accordance with IMRO's rules, DELAWARE hereby notifies the CLIENT as follows:

          (1) Unless otherwise expressly stated in the Prospectus, DELAWARE may advise on or effect transactions in units in collective investment schemes which are Unregulated Collective Investment Schemes.

          (2) Unless otherwise expressly stated in the Prospectus, DELAWARE may effect transactions in derivatives (meaning options, futures, contracts for differences) on the Fund's behalf only for the purposes of defensive currency hedging and/or interest rate hedging transactions, whether or not those transactions are under the rules of a Recognized or Designated Investment Exchange and whether or not those transactions are executed using a standard contract of such an Exchange. Such transactions may be "Contingent Liability Transactions" (i.e., transactions under which there is a liability to make further payments, other than charges and whether or not secured by margin, when the transaction is due to be completed or upon the earlier closing out of the position). The amount of funds which may be committed by way of margin may not exceed 20% of the value of the Fund when the investment is made. In the event that the margin required at any time exceeds 20% of the value of the Fund as a result of further margin calls at any time, DELAWARE may at its discretion close out the Fund's position.

          (3) The CLIENT acknowledges that, solely with respect to temporary overdrafts resulting from settlement delays, the Fund's account with its custodian bank may be overdrawn from time to time.

          (4) To the extent not prohibited by applicable law or the Prospectus, DELAWARE shall be entitled, without prior reference to the CLIENT, to effect transactions for the Fund in which DELAWARE has directly or indirectly a material interest (other than an interest arising solely from its participation in the transaction) or a relationship with another party which may involve a conflict with its duty to the CLIENT or the Fund. Such transactions may include, among other things, the following:

                (a) Buying an investment from or selling an investment to the Fund when acting as a principal or as an agent for an Associate of DELAWARE or a client thereof;

                (b) Acting in the same transaction as both an agent for the Fund and also as an agent for the counterparty;

                (c) Purchasing, holding or selling for the benefit of the Fund securities issued or guaranteed by companies in which DELAWARE or an Associate of DELAWARE, or any of their directors or employees, has an interest, through holding or dealing in its securities, serving as a director or otherwise; and

                (d) Purchasing, holding or selling for the benefit of the Fund securities issued by an Associate of DELAWARE or by a client of DELAWARE or any of its Associates.

          (5) DELAWARE has provided the CLIENT with a list of its current Soft Commission Agreements and the CLIENT acknowledges receipt of that list. DELAWARE's Soft Commission policies are described in Section 5 of this Agreement and in Part II of DELAWARE's Form ADV.

          xv. Except as expressly otherwise provided herein any notice provided for or required hereunder shall be in writing and sent to the person and place indicated below or to such other person or place as the respective party may designate by notice hereunder.

          xvi. Any complaint hereunder should be referred to Mr. John Emberson, DELAWARE's Compliance Officer. If within two months after the complaint is made it has not been resolved to the CLIENT's satisfaction the complaint will be notified to IMRO. The CLIENT may make its complaint directly to the office of the Investment Ombudsman appointed by IMRO. If DELAWARE is unable to meet any liabilities to the CLIENT, the CLIENT will have such rights to compensation as may be prescribed from time to time by the Securities and Investments Board of the United Kingdom. A statement describing those rights is available from Mr. John Emberson.

          xvi. For purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities;" "interested person;" and "assignment" shall have the meanings defined in the 1940 Act.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed on their behalf by their duly authorized representatives as of the date and the year first above written.

HSBC ASSET MANAGEMENT AMERICAS                 DELAWARE INTERNATIONAL
INC.                                           ADVISERS LIMITED


By:                                     By:
   --------------------------------        ------------------------------------
    Name:                                   Name:
    Title:                                  Title:

Attest:                                 Attest:
       ----------------------------            --------------------------------
       Name:                                   Name:
       Title:                                  Title:


Designee for Notice:                    Designee for Notice:
[__________________________]            David G. Tilles
HSBC Asset Management Americas, Inc.    Managing Director
140 Broadway                            Delaware International Advisers Ltd.
New York, NY  10005                     Third Floor
USA                                     80 Cheapside
                                        London, EC2V 6EE
                                        England

Agreed to and accepted as of the day and year first above written:

HSBC Mutual Funds Trust,
on behalf of HSBC
International Equity Fund;

By:______________________

Attest:__________________

DELAWARE INTERNATIONAL ADVISERS LTD.'S POLICY RELATING TO SOFT COMMISSION AGREEMENTS

  i.      (1)  We pay commissions to brokers because we regard commissions as a necessary incentive to secure the best performance and service from our brokers.

          (2) Our policy in relation to soft commission agreements is as follows: we use customers' commissions to secure services such as advice, information and research from brokers, for example, Reuters screens and various stock exchange quotation services. It is our policy to use our customers' commissions to secure those services, however sourced, for the benefit of our customers.

          (3) We have soft dollar agreements in place with the brokers detailed in paragraph ii below, whereby we may use your commission in executing agency transactions with those brokers, and those brokers may provide to us various permitted goods or services (such as payment of our invoices for quotation services), which can reasonably be expected to assist us in the provision of investment services to our customers and which are in fact used for the benefit of our customers.

          (4) From time to time, we may receive additional services from other counterparties. We are satisfied that these investment related services assist us in the performance of our advisory duties and allow us to provide a cost effective service.

  ii. The brokers with whom we currently have soft commission agreements are:

  Hoenig & Company Limited
  Instinet Investment Services Ltd.
  Brockhouse & Cooper Inc.
  JB Were & Co. Ltd.

APPENDIX B


               MANAGEMENT FEES PAYABLE TO DELAWARE INTERNATIONAL
                    ADVISERS LTD. BY FUNDS WITH AN OBJECTIVE
                   SIMILAR TO HSBC INTERNATIONAL EQUITY FUND


DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS, INC. - INTERNATIONAL EQUITY FUND

                                         Annual Fee
Average Daily Net Assets    (as a % of Average Daily Net Assets)
- ------------------------    ------------------------------------

All Assets                                   0.75%*


*Fees reduced to 0.74% for fiscal year ended 11/30/97 due to (i) a contractual agreement to reduce fees by the fund's proportionate share of fees paid to Global & International Fund's independent directors; and (ii) a voluntary fee waiver by Delaware International.

Assets as of May 31, 1998: $272.6 Million


DELAWARE GROUP PREMIUM FUND, INC. - INTERNATIONAL EQUITY SERIES

                                         Annual Fee
Average Daily Net Assets    (as a % of Average Daily Net Assets)
- ------------------------    ------------------------------------

All Assets                                   0.75%*


*Fees reduced to 0.69% for fiscal year ended 12/31/97 due to (i) a contractual agreement to reduce fees by the fund's proportionate share of fees paid to Premium Fund's independent directors; and (ii) a voluntary fee waiver by Delaware International.

Assets as of May 31, 1998: $234.3 Million


DELAWARE POOLED TRUST, INC. - THE INTERNATIONAL EQUITY PORTFOLIO

                                         Annual Fee
Average Daily Net Assets    (as a % of Average Daily Net Assets)
- ------------------------    ------------------------------------

All Assets                                  0.75%*


*Delaware International's contractual agreement to reduce fees by the fund's proportionate share of fees paid to Delaware Pooled Trust's independent directors resulted in an insignificant reduction in the management fee. Voluntary fee waivers were not triggered.

Assets as of May 31, 1998: $594.7 Million

DELAWARE POOLED TRUST, INC. - THE GLOBAL EQUITY PORTFOLIO

                                         Annual Fee
Average Daily Net Assets    (as a % of Average Daily Net Assets)
- ------------------------    ------------------------------------

All Assets                                   0.75%*


*No fees were paid to Delaware International for the period from the commencement of operations on 10/15/97 through the end of The Global Equity Portfolio's fiscal year on 10/31/97 due to voluntary fee waivers by Delaware International.

Assets as of May 31, 1998: $3.2 Million


DELAWARE GROUP ADVISER FUNDS, INC. - OVERSEAS EQUITY FUND

                                         Annual Fee
Average Daily Net Assets    (as a % of Average Daily Net Assets)
- ------------------------    ------------------------------------

All Assets                                   0.80%


Assets as of May 31, 1998: $4.5 Million


LINCOLN NATIONAL INTERNATIONAL FUND, INC.

                                         Annual Fee
Average Daily Net Assets    (as a % of Average Daily Net Assets)
- ------------------------    -------------------------------------

$0 -$200 Million                             0.50%

$200 Million - $400 Million                  0.40%

Thereafter                                   0.35%


Assets as of May 31, 1998: $512.5 Million

HSBC MUTUAL FUNDS TRUST             PROXY SOLICITED BY THE BOARD OF TRUSTEES

  The undersigned hereby appoints Walter B. Grimm or Charles L. Booth, and each of them, proxies for the undersigned, with full powers of substitution and revocation, to represent the undersigned and to vote on behalf of the undersigned all shares of the HSBC Mutual Funds Trust (the "Fund") which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Fund to be held at the office of the Fund, 3435 Stelzer Road, Columbus, Ohio 43219, on September 25, 1998 at 10:00 a.m., and any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement and hereby instructs said attorneys and proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. A majority of the proxies present and acting at the Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

                                    PLEASE SIGN, DATE AND RETURN PROMPTLY
                                         IN THE ENVELOPE PROVIDED


                                    NOTE:  Please sign exactly as your name
                                    appears on this Proxy. If joint owners, EITHER may sign this Proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title.

                                    Date________________________________________

                                    ___________________________________________

                                    ___________________________________________
                                         Signature(s), (Title(s), if applicable)


Please indicate your vote by an "X" in the appropriate boxes below.
This Proxy, if properly executed, will be voted in the manner directed by the undersigned Shareholder.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. Please refer to the Proxy Statement for a discussion of the Proposals.

1.  Approve a new Sub-Advisory Agreement between the HSBC Asset                          [_]        [_]       [_]
    Management Americas Inc. and Delaware International Advisers Ltd.  for the         APPROVE  DISAPPROVE  ABSTAIN
    HSBC International Equity Fund.

2.  Approve a change to the investment objective of the Fund to seek to provide          [_]        [_]       [_]
    investors with long-term capital appreciation by investing under ordinary          APPROVE  DISAPPROVE  ABSTAIN
    market conditions, at least 65% of its total assets in equity securities
    (including American, European and Global Depositary Receipts) issued by companies base outside of the United States.

3.  Approve a change in the investment policies of the Fund to remove the                [_]        [_]       [_]
    restriction on the Fund purchasing securities of any company with a record of      APPROVE  DISAPPROVE  ABSTAIN
    less than three years' continuous operation if such purchase would cause the
    Fund's investments in all such companies taken at cost to exceed 5% of the
    Fund's total assets taken at market value.

4.  Approve a change in the investment policies of the Fund to remove the                [_]        [_]       [_]
    restriction on the Fund investing in warrants in excess of 5% of the Fund's net    APPROVE  DISAPPROVE  ABSTAIN
    assets, and to remove the restriction on the Fund investing in warrants which are listed on the New York or American Stock Exchanges in excess of 2% of the Fund's net assets.

5.  Approve a change in the investment policies of the Fund to remove the                [_]        [_]       [_]
    restriction on the Fund purchasing or retaining securities of any company          APPROVE  DISAPPROVE  ABSTAIN
    which the officers and trustees of the Trust and officers and directors of the
    Adviser who individually own more than 1/2 of 1% of the securities of that company, together own beneficially more than 5% of such securities.